Exhibit 2

CINCINNATI FEDERAL

SAVINGS AND LOAN ASSOCIATION

PLAN OF REORGANIZATION

FROM A MUTUAL SAVINGS

AND LOAN ASSOCIATION

TO A MUTUAL HOLDING COMPANY

AND STOCK ISSUANCE PLAN

Exhibits

Exhibit A	Charter and Bylaws of the Bank
Exhibit B	Charter and Bylaws of the Holding Company
Exhibit C	Charter and Bylaws of the MHC

1.	Introduction

This Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan, dated as of February 18, 2015 (the “Plan”) provides for the reorganization of Cincinnati Federal Savings and Loan Association (the “Bank”) from a federally-chartered mutual savings and loan association into the mutual holding company structure (the “Reorganization”) under the laws of the United States of America and the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and other applicable requirements. The mutual holding company (the “MHC”) will be a mutually-owned federal corporation, and all of the current ownership and voting rights of the Members of the Bank will be transferred to the MHC. As part of the Reorganization and the Plan, the Bank will convert to a federal stock savings and loan association (the “Stock Bank”), and a stock holding company (the “Holding Company”) will be established as a federal corporation and a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence. Concurrently with the Reorganization, the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering. The Common Stock will be offered on a priority basis to depositors and the Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering, a Syndicated Community Offering, or a Firm Commitment Underwritten Offering, or a combination thereof. The Reorganization, Stock Offering and issuance of Common Stock shall be conducted in accordance with the Federal Reserve’s Regulation MM, 12 C.F.R. Part 239, and other applicable regulatory requirements.

The primary purpose of the Reorganization is to establish a holding company and to convert the Bank to the stock form of ownership, which will enable the Bank to compete and expand more effectively in the financial services marketplace. The Reorganization will permit the Holding Company to issue Capital Stock, which is a source of capital not available to mutual savings associations. Since the Holding Company will not offer all of its Common Stock for sale to depositors and the public in the Stock Offering, the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, will also permit the Bank to raise additional capital since a majority of the Holding Company’s common stock will be available for sale in the future. It will also provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions. Lastly, the Reorganization will enable the Bank to better manage its capital by (i) providing broader acquisition and investment opportunities through the holding company structure, (ii) enabling the Bank to distribute capital to stockholders of the Holding Company in the form of dividends, and (iii) enabling the Holding Company to repurchase its common stock as market conditions warrant. Although the Reorganization and Stock Offering will create a stock savings and loan association and stock holding company, only a minority of the Common Stock will be offered for sale in the Stock Offering. As a result, the Bank’s mutual form of ownership and its ability to remain an independent community savings and loan association will be preserved through the mutual holding company structure. The Reorganization is subject to the receipt of all necessary regulatory approvals, including the approval of the Federal Reserve, and must be approved by the affirmative vote of a majority of the total votes eligible to be cast by Members.

In the event the Board of Directors of the Bank determines not to establish the Holding Company as part of the Reorganization, then all references in this Plan to the issuance of Common Stock by the Holding Company, including all references to Employee Plans of the Holding Company, shall mean the issuance of common stock by the Bank and Employee Plans of the Bank. If no Holding Company is established as part of the Reorganization, the Board of Directors may elect to establish the Holding Company subsequent to the completion of the Reorganization and Stock Offering.

2.	Definitions

As used in this Plan, the terms set forth below have the following meanings:

Acting in Concert: The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company (“other party”) shall also be deemed to be acting in concert with any Person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Actual Purchase Price: The price per share, determined as provided in this Plan, at which the Common Stock will be sold in the Stock Offering.

Affiliate: Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Associate: The term “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization; (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Stock Offering and the sale of Common Stock following the Reorganization, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Plan or any Tax-Qualified Employee Plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by Officers and Directors, the term “Associate” does not include any Tax-Qualified Employee Plan, and (iii) any Person who is related by blood or marriage to such Person and who (A) lives in the same home as such Person or (B) is a Director or Officer of the Bank, the Holding Company, the MHC or a subsidiary of the Bank, the Holding Company or the MHC.

Bank: Cincinnati Federal Savings and Loan Association in its pre-Reorganization mutual form or post-Reorganization stock form, as indicated by the context.

Bank Regulators: The Federal Reserve and other bank regulatory agencies, including the OCC and FDIC, as applicable, responsible for reviewing and approving the Reorganization and Stock Offering, including the organization of interim savings and loan associations and any merger required to effect the Reorganization.

Capital Stock: Any and all authorized stock of the Bank or the Holding Company.

Common Stock: Common stock issuable by the Holding Company in connection with the Reorganization, including securities convertible into Common Stock, pursuant to its stock charter.

Community: Hamilton, Butler, Warren and ClermontCounties, Ohio.

Community Offering: The offering to certain members of the general public of any unsubscribed shares in the Subscription Offering. The Community Offering may include a Syndicated Community Offering or public offering.

Control: (including the terms “controlling,” “controlled by” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise as described in 12 CFR Part 238.

Deposit Account(s): Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.

Effective Date: The date upon which all necessary approvals have been obtained to complete the Reorganization, and the Reorganization and Stock Offering have been completed.

Eligible Account Holder: Any person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights.

Eligibility Record Date: December 31, 2013, the date for determining who qualifies as an Eligible Account Holder of the Bank.

Employee Plans: The Tax-Qualified and Non-Tax Qualified Employee Plans of the Bank and/or the Company.

ESOP: The Bank’s employee stock ownership plan.

Estimated Valuation Range: The range of the estimated pro forma market value of the total number of shares of Common Stock to be issued by the Holding Company to the MHC and to Minority Stockholders, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Federal Reserve: The Board of Governors of the Federal Reserve System.

FDIC: The Federal Deposit Insurance Corporation.

Firm Commitment Underwritten Offering: The offering, at the sole discretion of the Holding Company, of shares of Common Stock not subscribed for in the Subscription Offering and any Community Offering or Syndicated Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may occur following the Subscription Offering and any Community Offering or Syndicated Community Offering.

HOLA: The Home Owners’ Loan Act, as amended.

Holding Company: The federal corporation created in the Reorganization. The Holding Company will be majority-owned by the MHC and will own 100% of the common stock of the Bank.

Holding Company Application: The Holding Company Application on such form as may be prescribed by the Federal Reserve which will be filed with the Federal Reserve in connection with the Reorganization and the formation of the MHC and the Holding Company.

Independent Appraiser: The appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Bank and the Holding Company.

Management Person: Any Officer or director of the Bank or any Affiliate of the Bank, and any person acting in concert with any such Officer or director.

Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (1) regularly publishes bona fide competitive bid and offer quotations on request, and (2) is ready, willing and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers or dealers.

Member: Any person or entity who qualifies as a member of the Bank pursuant to its charter and bylaws.

MHC: The mutual holding company created in the Reorganization.

Minority Ownership Interest: The shares of the Holding Company’s Common Stock owned by persons other than the MHC, expressed as a percentage of the total shares of Holding Company Common Stock outstanding.

Minority Stock Offering: One or more offerings of less than 50% in the aggregate of the outstanding Common Stock of the Holding Company to persons other than the MHC.

Minority Stockholder: Any owner of the Holding Company’s Common Stock, other than the MHC.

Non-Voting Stock: Any Capital Stock other than Voting Stock.

Notice: The Notice of Mutual Holding Company Reorganization to be submitted by the Bank to the Federal Reserve to notify the Federal Reserve of the Reorganization and the Stock Offering.

OCC: The Office of the Comptroller of the Currency.

Offering Range: The aggregate purchase price of the Common Stock to be sold in the Stock Offering based on the Independent Valuation expressed as a range, which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be based on the Estimated Valuation Range, but will represent a Minority Ownership Interest equal to up to 49.9% of the Common Stock.

Officer: An executive officer of the MHC, the Holding Company or the Bank, including the Chief Executive Officer, President, Senior Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar policy making functions.

Order Form: Any form (together with any attached cover letter and/or certifications or acknowledgements), sent by the Bank to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding purchases of Common Stock in the Subscription and Community Offerings.

Other Member: Any person who is a Member of the Bank at the close of business on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder, or Tax-Qualified Employee Plan.

Person: An individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, or a government or political subdivision of a government.

Plan: This Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan.

Qualifying Deposit: The aggregate balance of each Deposit Account of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided such aggregate balance is not less than $50.

Regulations: The rules and regulations of the Bank Regulators, including the Federal Reserve rules and regulations regarding mutual holding companies and any applicable rules and regulations of the OCC and the FDIC.

Reorganization: The reorganization of the Bank into the mutual holding company structure including the organization of the MHC, the Holding Company and the Bank in stock form pursuant to this Plan.

Resident: The terms “resident,” “residence,” “reside,” “resided” or “residing” as used herein with respect to any person shall mean any person who occupied a dwelling within the Bank’s Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

SEC: The Securities and Exchange Commission.

Special Meeting: The Special Meeting of Members called for the purpose of voting on the Plan.

Stock Bank: The federally chartered stock savings and loan association resulting from the conversion of the Bank to stock form pursuant to this Plan.

Stock Offering: The offering of Common Stock of the Holding Company to persons other than the MHC, in a Subscription Offering and, to the extent shares remain available, in a Community Offering, Syndicated Community Offering and/or Firm Commitment Underwritten Offering, as the case may be.

Subscription Offering: The offering of Common Stock of the Holding Company for subscription and purchase pursuant to Section 11 of this Plan.

Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan or an Officer or director of the Bank.

Supplemental Eligibility Record Date: The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding Federal Reserve approval of the Reorganization. The Supplemental Eligibility Record Date will only occur if the Federal Reserve has not approved the Reorganization within 15 months after the Eligibility Record Date.

Syndicated Community Offering: The offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the MHC or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code. The term “Non-Tax-Qualified Employee Plan” means any stock benefit plan which is not so qualified under Section 401 of the Internal Revenue Code.

Voting Member: Any Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Bank pursuant to its charter and bylaws.

Voting Record Date: The date established by the Bank for determining which Members are entitled to vote on the Plan.

Voting Stock:

(1)	Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

(i)	To vote for or to select directors of the Bank or the Holding Company; and

(ii)	To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Holding Company.

(2)	Notwithstanding anything in paragraph (1) above, preferred stock is not “Voting Stock” if:

(i)	Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank, or the payment of dividends by the Bank when preferred dividends are in arrears;

(ii)	The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and

(iii)	The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Holding Company.

(3)

Notwithstanding anything in paragraphs (1) and (2) above, “Voting Stock” shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3.	The Reorganization

A.	Organization of the Holding Companies and the Bank

As part of the Reorganization, the Bank will convert to a federal stock charter and become the Stock Bank, and the Holding Company and the MHC will be established as federal corporations. The Reorganization will be effected as follows, or in any manner approved by the Bank Regulators that is consistent with the purposes of this Plan and applicable laws and regulations: (i) the Bank will organize an interim stock savings and loan association as a wholly-owned subsidiary (“Interim One”); (ii) Interim One will also organize an interim stock savings and loan association as a wholly-owned subsidiary (“Interim Two”); (iii) Interim One will organize the Holding Company as a wholly-owned subsidiary; (iv) the Bank will exchange its charter for a federal stock savings and loan association charter to become the Stock Bank and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC; (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution; (vi) all of the initially issued stock of the Stock Bank will be transferred to the MHC in exchange for membership interests in the MHC; and (vii) the MHC will contribute the capital stock of the Stock Bank to the Holding Company, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company.

Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering shares of Common Stock representing the pro forma market value of the Holding Company and the Bank. Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in and to all of its property and assets of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank will by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the assets, rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank’s present locations.

Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury General Accounts, or United States Treasury Time Deposit Open Accounts, as defined in the Regulations) of the Bank shall become the assets and liabilities of the Stock Bank, which will thereupon become an operating savings and loan association subsidiary of the Holding Company and of the MHC. The Bank will apply to the Bank Regulators to have the Holding Company receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board of Directors. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the applicable requirements set forth in the Regulations governing capital distributions.

B.	Effect on Deposit Accounts and Borrowings

Each deposit account in the Bank on the Effective Date will remain a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as the deposit account existed in the Bank immediately prior to the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

C.	The Bank

Upon completion of the Reorganization the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings and loan associations under federal law. A copy of the proposed charter and bylaws of the Stock Bank is attached hereto as Exhibit A and made a part of this Plan. The Reorganization will not result in any reduction of the amount of retained earnings (other than the assets of the Bank retained by or distributed to the Holding Company or the MHC), undivided profits, and general loss reserves that the Bank had prior to the Reorganization. Such retained earnings and general loss reserves will be accounted for by the MHC, the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Directors of the Bank. The Stock Bank will be wholly-owned by the Holding Company. The Holding Company will be wholly-owned by its stockholders who will consist of the MHC and the persons who purchase Common Stock in the Stock Offering and any subsequent Minority Stock Offering. Upon the Effective Date of the Reorganization, the voting and membership rights of Members will be transferred to the MHC, subject to the conditions specified below.

D.	The Holding Company

The Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial members of the Board of Directors of the Holding Company will be the existing Board of Directors of the Bank. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company’s directors annually. A copy of the proposed charter and bylaws of the Holding Company is attached as Exhibit B and made part of this Plan.

The Holding Company will have the power to issue shares of Capital Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Holding Company. The Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock of the Holding Company, and the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering.

E.	The Mutual Holding Company

As a mutual corporation, the MHC will have no stockholders. The members of the MHC will have exclusive voting authority as to all matters requiring a vote of members under the charter of the MHC. Persons who have membership rights with respect to the Bank under its existing charter immediately prior to the Reorganization shall continue to have such rights solely with respect to the MHC after the Reorganization so long as such persons remain depositors of the Bank after the Reorganization. In addition, all persons who become depositors of the Stock Bank following the Reorganization will have membership rights with respect to the MHC. The rights and powers of the MHC will be defined by the MHC’s charter and bylaws (a copy of which is attached to this Plan as Exhibit C and made a part hereof) and by the statutory and regulatory provisions applicable to savings and loan holding companies and mutual holding companies. In particular, the MHC will be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA.

The initial members of the Board of Directors of the MHC will be the existing Board of Directors of the Bank. Thereafter, approximately one-third of the directors of the MHC will be elected annually by the members of the MHC who will consist of the former Members of the Bank and all persons who become depositors of the Bank after the Reorganization.

4.	Conditions to Implementation of the Reorganization

Consummation of the Reorganization is expressly conditioned upon the following:

A.	Approval of the Plan by a majority of the Board of Directors of the Bank.

B.	The filing of a Reorganization Notice, including the Plan, with the Federal Reserve and either:

(i)	The Federal Reserve has given written notice of its intent not to disapprove the Reorganization; or

(ii)	Sixty days have passed since the Federal Reserve received the Reorganization Notice and deemed it complete under § 12 CFR 39.10(e) and/or § 12 CFR 238.14(g) of the Federal Reserve regulations, and the Federal Reserve has not given written notice that the Reorganization is disapproved or extended for an additional 30 days the period during which disapproval may be issued.

C.	The filing of a holding company application with and approval by the Federal Reserve pursuant to the HOLA for the Holding Company and MHC to become mutual savings and loan holding companies by owning or acquiring up to 100% of the common stock of the Stock Bank and the Holding Company, respectively, to be issued in connection with the Reorganization.

D.	Submission of the Plan to the Members for approval pursuant to a Proxy Statement and form of proxy cleared in advance by the Bank Regulators, and such Plan is approved by a majority of the total votes of the Voting Members eligible to be cast at a meeting held at the call of the directors in accordance with the procedures prescribed by the Bank’s charter and bylaws.

E.	All necessary approvals and non-objections have been obtained from the Bank Regulators, in connection with the adoption of the charter and bylaws of the MHC, the Holding Company and the Stock Bank, the conversion of the Bank to a stock charter, and any transfer of assets and liabilities of the Bank to the Stock Bank pursuant to the Plan; and all conditions specified or otherwise imposed by the Bank Regulators, in connection with their approvals and/or non-objections, have been satisfied.

5.	Special Meeting of Members

Subsequent to the approval of the Plan by the Bank Regulators, the Special Meeting shall be scheduled in accordance with the Bank’s Bylaws. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting, the Bank shall distribute proxy solicitation materials to all Voting Members. The proxy solicitation materials shall include a proxy statement and other documents authorized for use by the regulatory authorities. A copy of the Plan will be made available to Voting Members upon request. Pursuant to the Regulations, an affirmative vote of not less than a majority of the total outstanding votes of the Voting Members is required for approval of the Plan. Voting may be in person or by proxy. The Bank Regulators shall be notified promptly of the actions of the Voting Members.

6.	Rights of Members of the MHC

Following the Reorganization, all persons who had membership rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC as long as they remain depositors with the Bank. All existing proxies granted by members of the Bank to the Board of Directors of the Bank shall automatically become proxies granted to the Board of Directors of the MHC. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have membership rights with respect to the MHC. In each case, no person who ceases to be the holder of a deposit account with the Stock Bank after the Reorganization shall have any membership or other rights with respect to the MHC. Borrowers of the Stock Bank who were borrower members of the Bank at the time of Reorganization will have the same membership rights in the MHC as they had in the Bank immediately prior to the Reorganization for so long their pre-Reorganization borrowings remain outstanding. Borrowers will not receive membership rights in connection with any new borrowings made after the Reorganization.

7.	Conversion of MHC to Stock Form

Following the completion of the Reorganization, the MHC may elect to convert to stock form in accordance with applicable law (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur.

In a Conversion Transaction, the MHC would merge with and into the Stock Bank or the Holding Company, with the Stock Bank or the Holding Company as the resulting entity, and the depositors of the Stock Bank would receive the right to subscribe for shares of common stock of the Holding Company or its successor, which shares would represent the ownership interest of the MHC in the Holding Company and the Stock Bank. The additional shares of Common stock of the Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value as determined by an Independent Appraisal.

Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders, if any, will be entitled without additional consideration to maintain the same percentage ownership interest in the Holding Company after the Conversion Transaction as their percentage ownership interest in the Holding Company immediately prior to the Conversion Transaction (i.e., the “Minority Ownership Interest”). The Minority Ownership Interest of Minority Stockholders shall not be reduced in a Conversion Transaction as a result of any waiver of dividends by the MHC.

At the sole discretion of the Board of Directors of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders. If a Conversion Transaction does not occur, the MHC will always own a majority of the Voting Stock of the Holding Company. Management of the Bank has no current intention to conduct a Conversion Transaction.

A Conversion Transaction would require the approval of the Federal Reserve and would be presented to a vote of the members of the MHC. Federal regulatory policy requires that in any Conversion Transaction the members of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings and loan association converting to stock form.

8.	Timing of the Reorganization and Sale of Capital Stock

The Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in Section 4 of the Plan. Subject to the approval of the Bank Regulators, the Holding Company intends to commence the Stock Offering concurrently with the proxy solicitation of Members. The Holding Company may close the Stock Offering before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting. Subject to Bank Regulator approval, the Bank’s proxy solicitation materials may permit certain Members to return to the Bank by a reasonable date certain a postage paid card or other written communication requesting receipt of the prospectus if the prospectus is not mailed concurrently with the proxy solicitation materials. The Stock Offering shall be conducted in compliance with the Regulations, including 12 CFR 239.24 and 239.25 of the Federal Reserve’s Regulation MM and the securities offering regulations of the SEC.

9.	Number of Shares to be Offered

The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Board of Directors of the Bank and the Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering.

The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering must be less than 50% of the issued and outstanding shares of Common Stock of the Holding Company.

10.	Independent Valuation and Purchase Price of Shares

All shares of Common Stock sold in the Stock Offering shall be sold at a uniform price per share. The purchase price and number of shares to be outstanding shall be determined by the Board of Directors of the Holding Company on the basis of the estimated pro forma market value of the Holding Company and the Bank. The aggregate purchase price for the Common Stock will not be inconsistent with such market value of the Holding Company and the Bank. The pro forma market value of the Holding Company and the Bank will be determined for such purposes by the Independent Appraiser.

Prior to the commencement of the Stock Offering, an Estimated Valuation Range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Board of Directors at the time of the Stock Offering and consistent with applicable requirements set forth in the Regulations. The Holding Company intends to issue up to 49.9% of its Common Stock in the Stock Offering. The number of shares of Common Stock to be issued and the ownership interest of the MHC may be increased or decreased by the Holding Company, taking into consideration any change in the independent valuation and other factors, at the discretion of the Board of Directors of the Bank and the Holding Company.

Based upon the independent valuation as updated prior to the commencement of the Stock Offering, the Board of Directors may establish the minimum and maximum percentage of shares of Common Stock that will be offered for sale in the Stock Offering, or it may fix the percentage of shares that will be offered for sale in the Stock Offering. In the event the percentage of the shares offered for sale in the Minority Stock Offering is not fixed in the Stock Offering, the Minority Ownership Interest resulting from the Stock Offering will be determined as follows: (a) the product of (x) the total number of shares of Common Stock sold by the Holding Company and (y) the purchase price per share, divided by (b) the aggregate pro forma market value of the Bank and the Holding Company upon the closing of the Stock Offering and sale of all the Common Stock.

Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company, the Bank and to the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock sold in the Stock Offering at the Actual Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new price range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the Bank Regulators may permit.

The estimated market value of the Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with the applicable Regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

If there is a Community Offering, Syndicated Community Offering or Firm Commitment Underwritten Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Community Offering, Syndicated Community Offering or Firm Commitment Underwritten Offering shall be the Actual Purchase Price which will be equal to the purchase price per share at which the Common Stock is sold to persons in the Subscription Offering. Shares sold in the Community Offering, Syndicated Community Offering or Firm Commitment Underwritten Offering will be subject to the same limitations as shares sold in the Subscription Offering.

11.	Method of Offering Shares and Rights to Purchase Stock

In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members, pursuant to priorities established by the Board of Directors. Any shares of Common Stock that are not subscribed for in the Subscription Offering may at the discretion of the Bank and the Holding Company be offered for sale in a Community Offering, a Syndicated Community Offering or a Firm Commitment Underwritten Offering. The minimum purchase by any Person shall be 25 shares. The Holding Company shall determine in its sole discretion whether each prospective purchaser is a “resident,” “associate,” or “acting in concert” as defined in the Plan, and shall interpret all other provisions of the Plan in its sole discretion. All such determinations are in the sole discretion of the Holding Company, and may be based on whatever evidence the Holding Company chooses to use in making any such determination.

In addition to the priorities set forth below, the Board of Directors may establish other priorities for the purchase of Common Stock, subject to the approval of the Bank Regulators. The priorities for the purchase of shares in the Stock Offering are as follows:

A.	Subscription Offering

Priority 1: Eligible Account Holders. Each Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $200,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date and subject to the provisions of Section 12; provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he had an ownership interest as of the Eligibility Record Date. Officers, directors, and their Associates may be Eligible Account Holders. However, if an officer, director, or his or her Associate receives subscription rights based on increased deposits in the year before the Eligibility Record Date, subscription rights based upon these deposits are subordinate to the subscription rights of other Eligible Account Holders.

Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 4.9% of the shares issued and outstanding following the completion of the Stock Offering. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company subject to the maximum purchase limitations applicable to such plans as set forth herein, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering. If the final valuation exceeds the maximum of the Offering Range, up to 4.9% of the Common Stock issued and outstanding following the completion of the Stock Offering may be sold to the Tax-Qualified Employee Plans notwithstanding any oversubscription by Eligible Account Holders.

Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $200,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date and subject to the provisions of Section 12; provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, is in excess of the total shares offered in the Stock Offering, the subscriptions of Supplemental Eligible Account Holders will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall have the opportunity to purchase up to $200,000, provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering, or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. In the event Other Members subscribe for a number of shares which, when added to the shares subscribed for by the Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares offered in the Stock Offering, the subscriptions of such Other Members will be allocated among subscribing Other Members on a pro rata basis based on the size of such Other Members’ orders.

B.	Community Offering

Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the Community. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Holding Company and the Bank may use one or more investment banking firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Holding Company and the Bank may pay a commission or other fee to such investment banking firm(s) as to the shares sold by such firm(s) in the Subscription and Community Offering and may also reimburse such firm(s) for expenses incurred in connection with the sale. No Person may purchase more than $200,000 of Common Stock in the Community Offering, subject to the overall purchase limitations set forth in Section 12. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Community, and, thereafter, to the extent any shares remain available, to cover orders of other members of the general public on a basis that will promote a widespread distribution of stock. In the event orders for Common Stock in each of these categories exceed the number of shares available for sale within such category, orders shall first be filled up to a maximum of two percent (2%) of the shares sold in the Stock Offering, and thereafter remaining shares will be allocated on an equal number of shares basis per order.

The Bank and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 11.B.

C.	Syndicated Community Offering or Firm Commitment Underwritten Offering

If feasible, any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, including the timing of the offering, as may be determined by the Bank and the Holding Company subject to the rights of the Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering would commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. No Person, Associate of such Person, or group of Persons acting in concert, may purchase more than $200,000 of Common Stock in the Syndicated Community Offering, subject to the overall purchase limitations set forth in Section 12.

Alternatively, if feasible, the Board of Directors may determine to offer any shares of Common Stock sold in the Subscription Offering and any Community Offering for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the Bank and the Holding Company, subject to the rights of the Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Underwritten Offering at any time.

If for any reason a Syndicated Community Offering or Firm Commitment Underwritten Offering of shares of Common Stock not sold in the Subscription Offering or any Community Offering cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of the Holding Company and the Bank will seek to make other arrangements for the sale of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other arrangements will be subject to the receipt of any required approval of the Bank Regulators.

12.	Additional Limitations on Purchases of Common Stock

Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

A.	The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by persons other than MHC at the close of the Stock Offering shall be less than 50% of the Holding Company’s total outstanding Common Stock.

B.

The maximum purchase of Common Stock in the Subscription Offering by a Person or group of Persons through a single Deposit Account is $200,000. No Person by himself, with an Associate or group of Persons acting in concert, may purchase more than $500,000 of the Common Stock offered in the Stock Offering (or such lesser amount as shall equal 9.9% of the shares sold in the Stock Offering) except that: (i) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the Stock Offering provided that the total number of shares purchased by Persons, their Associates and those Persons with which they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the Stock Offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by the Board of Directors with the approval of the Bank Regulators) of the total number of the shares sold in the Offering; (ii) the Tax-Qualified Employee Plans may purchase up to 10% of the shares offered in the Stock Offering; and (iii) for purposes of this subsection 12.B shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any shares of Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock of the Holding Company at the conclusion of the Stock Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

D.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

E.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock of the Holding Company at the conclusion of the Stock Offering.

F.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering

G.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all stock benefit plans of the Holding Company or the Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of the Holding Company held by persons other than the MHC.

H.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 33% (or such higher percentage as may be set by the Board of Directors with the approval of the Bank Regulators) of the outstanding shares of Common Stock held by persons other than the MHC at the conclusion of the Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph or paragraph I. below, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 33% of the stockholders’ equity of the Holding Company held by persons other than the MHC at the conclusion of the Stock Offering.

J.	Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

L.	A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Offering to the extent those shares are available;

provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

Subscription rights afforded under this Plan and by Bank Regulator requirements are non-transferable. No person may transfer, offer to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of any subscription rights under this Plan. No person may transfer, offer to transfer or enter into an agreement or understanding to transfer legal or beneficial ownership of any shares of Common Stock except pursuant to this Plan.

EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE BANK IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS, AND THE BANK MAY TAKE ANY REMEDIAL ACTION INCLUDING, WITHOUT LIMITATION, REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE BANK REGULATORS FOR ACTION, AS THE BANK MAY IN ITS SOLE DISCRETION DEEM APPROPRIATE.

13.	Payment for Stock

All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Bank, together with a properly completed and executed order form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form or purchase order, as the case may be, unless such date is extended by the Bank; provided, that if the Employee Plans subscribe for shares of Common Stock during the Subscription Offering, such plans may pay for such shares at the Actual Purchase Price upon consummation of the Stock Offering. The Holding Company or the Bank may make scheduled discretionary contributions to the ESOP provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement.

Payment for Common Stock shall be made either by personal check, bank draft or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser’s Deposit Account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the Bank’s passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the Bank Regulators) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Actual Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect.

Subscription funds received prior to the completion of the offering will be held in a segregated deposit account at the Bank or, in the Bank’s discretion, at another federally insured depository institution. Interest on subscription funds made by personal check, bank draft or money order will be paid by the Bank at a rate no less than the Bank’s passbook rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

14.	Manner of Exercising Subscription Rights Through Order Forms

As soon as practicable after the prospectus prepared by the Holding Company and the Bank has been declared effective by the SEC, and the Bank Regulators have approved the Reorganization, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and the Tax-Qualified Employee Plans at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those other persons to whom a Prospectus is delivered.

Each order form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

A.	A specified date by which all order forms must be received by the Bank, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

B.	The purchase price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

C.	A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

D.	Instructions as to how the recipient of the order form must indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

E.	An acknowledgment that the recipient of the order form has received a final copy of the prospectus prior to execution of the order form;

F.	A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed order form, together with a personal check, bank draft or money order in the full amount of the purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G.	A statement to the effect that the executed order form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

15.	Undelivered, Defective or Late Order Form; Insufficient Payment

In the event order forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed order form within the time period specified thereon; provided, that the Bank may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the Bank Regulators.

16.	Completion of the Stock Offering

The Stock Offering will be terminated if not completed within 90 days from the date on which the Plan is approved by the Federal Reserve, unless an extension is approved by the Federal Reserve.

17.	Market for Common Stock

If the Holding Company has more than 100 stockholders of any class of stock upon completion of the Stock Offering, the Holding Company shall use its best efforts to:

(i)	encourage and assist a market maker to establish and maintain a market for that class of stock; and

(ii)	list that class of stock on a national or regional securities exchange, or on the Nasdaq quotation system.

18.	Stock Purchases by Management Persons After the Stock Offering

For a period of three years after the Stock Offering, no Management Person or his or her Associates may purchase, without the prior written approval of the Bank Regulators, any Common Stock of the Holding Company, except from a broker-dealer registered with the SEC, except that the foregoing shall not apply to:

A.	Negotiated transactions involving more than 1% of the outstanding stock in the class of stock; or

B.	Purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan even if such stock is attributable to Management Persons or their Associates.

19.	Resales of Stock by Directors and Officers

Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of a Management Person or an Associate.

20.	Stock Certificates

Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 19 above. Appropriate instructions shall be issued to the Holding Company’s transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

21.	Restriction on Financing Stock Purchases

The Holding Company and the Bank will not loan funds to any Person to purchase Common Stock in the Stock Offering, and will not knowingly offer or sell any of the Common Stock to any Person whose purchase would be financed by funds loaned to the Person by the Holding Company, the Bank or any Affiliate.

22.	Stock Benefit Plans

A. The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Plans in connection with the Reorganization, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Plans may purchase shares of Common Stock in the Stock Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B. The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock plans and other Non-Tax-Qualified Employee Plans no sooner than six months after the completion of the Reorganization and Stock Offering, provided that such stock plans conform to any applicable requirements of Federal regulations, and the Holding Company intends to implement such stock plans after the completion of the Reorganization and Stock Offering, subject to any necessary stockholder approvals.

23.	Post-Reorganization Filing and Market Making

It is likely that there will be a limited market for the Common Stock sold in the Stock Offering, and purchasers must be prepared to hold the Common Stock for an indefinite period of time. If the Holding Company has more than 35 stockholders of any class of stock upon completion of the Stock Offering, the Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

24.	Payment of Dividends and Repurchase of Stock

The Holding Company may not declare or pay a cash dividend on its Common Stock if the effect thereof would cause the regulatory capital of the Holding Company to be reduced below any applicable regulatory capital requirement. Otherwise, the Holding Company may declare dividends or make other capital distributions subject to compliance with any applicable Regulations. Following completion of the Stock Offering, the Holding Company may repurchase its Common Stock consistent with § 239.8(c) of the Federal Reserve’s Regulations relating to stock repurchases, as long as such repurchases do not cause the regulatory capital of the Holding Company to be reduced below any applicable regulatory capital requirement. The MHC may from time to time purchase Common Stock of the Holding Company, subject to compliance with any applicable Regulations. Subject to any notice or approval requirements of the Federal Reserve, the MHC may waive its right to receive dividends declared by the Holding Company.

25.	Reorganization and Stock Offering Expenses

The Regulations require that the expenses of any Stock Offering must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Holding Company in effecting the Reorganization and the Stock Offering will be reasonable.

26.	Employment and Other Severance Agreements

Following or contemporaneously with the Reorganization, the Bank and/or the Holding Company may enter into employment and/or severance arrangements with one or more executive officers of the Bank and/or the Holding Company. It is anticipated that any employment contracts entered into by the Bank and/or the Holding Company will be for terms not exceeding three years and that such contracts will provide for annual renewals of the term of the contracts, subject to approval by the Board of Directors. The Bank and/or the Holding Company also may enter into severance arrangements with one or more executive officers which provide for the payment of severance compensation in the event of a change in control of the Bank and/or the Holding Company. The terms of such employment and severance arrangements have not been determined as of this time, but will be described in any prospectus circulated in connection with the Stock Offering and will be subject to and comply with all applicable regulations of the Bank Regulators.

27.	Residents of Foreign Countries and Certain States

The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country or resides in a state of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

28.	Interpretation

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the Bank Regulators.

29.	Amendment or Termination of the Plan

If necessary or desirable, the terms of the Plan may be substantially amended by a majority vote of the Bank’s Board of Directors, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies and submission of the Plan and proxy materials to a vote of the Members. At any time after the solicitation of proxies and submission of the Plan and proxy materials to a vote of the Members, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Directors only with the concurrence of the Bank Regulators. Terms of the Plan relating to the Stock Offering including, without limitation, Sections 8 through 20, may be amended by a majority vote of the Bank’s Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the Bank Regulators, and at any time thereafter with the concurrence of the Bank Regulators. The Plan may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the Plan by the Bank Regulators and the date of the Special Meeting, and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the Bank Regulators. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another meeting of the Members; however, any material amendment of the terms of the Plan that relate to the Reorganization which occur after the Special Meeting shall require a resolicitation of Members. Failure of the Members to approve the Plan will result in the termination of the Plan.

The Plan shall be terminated if the Reorganization is not completed within 24 months from the date upon which the Members of the Bank approve the Plan, and may not be extended by the Bank or the Bank Regulators.